NORTHGATE MINERALS CORPORATION

404 – 815 Hornby Street
Vancouver, British Columbia
V6Z 2E6

INFORMATION CIRCULAR
as at March 1, 2006

This Information Circular is provided in connection with the solicitation of proxies by the management of NORTHGATE MINERALS CORPORATION (the "Corporation") for use at the annual general meeting (the "Meeting") of its shareholders to be held on Wednesday, May 3, 2006, at the time and place and for the purposes set forth in the accompanying Notice of Meeting and at any adjournment thereof. Unless otherwise noted, information in this Information Circular is given as at March 1, 2006.

SOLICITATION OF PROXIES

The solicitation of proxies will be primarily by mail, but proxies may also be solicited personally or by telephone by directors, officers and regular employees of the Corporation. All costs of this solicitation will be borne by the Corporation. These officers and employees will receive no compensation other than their regular salaries but will be reimbursed for their reasonable expenses, which it is expected will not exceed Cdn. $1,000 in the aggregate.

APPOINTMENT AND REVOCATION OF PROXIES

The individuals named in the accompanying form of proxy are the Chairman of the Board and a director of the Corporation and the President and Chief Executive Officer and a director of the Corporation. A shareholder eligible to vote at the Meeting has the right to appoint a person, who need not be a shareholder, to attend and act for the shareholder and vote on the shareholder's behalf at the Meeting other than either of the persons designated in the accompanying form of proxy, and may do so either by inserting the name of that other person in the blank space provided in the accompanying form of proxy or by completing another suitable form of proxy.

Shareholders are requested to date, sign and return the accompanying form of proxy for use at the Meeting if they are not able to attend the Meeting personally. To be effective, forms of proxy must be received by the Corporation's registrar and transfer agent, Computershare Trust Company of Canada, no later than 24 hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting (namely, by 10:00 a.m., Toronto time, on May 2, 2006) or any adjournment thereof at which the proxy is to be used. Proxies delivered by regular mail should be addressed to Computershare Trust Company of Canada, 100 University Avenue, Toronto, Ontario, M5J 2Y1. Proxies delivered by facsimile must be sent to Computershare Trust Company of Canada, Attention: Proxy Department, at 416- 263-9524 or toll free 1-866-249-7775.

A shareholder who has given a proxy may revoke it by an instrument in writing duly executed and delivered either to Computershare Trust Company of Canada or to the registered office of the Corporation at any time up to and including the last business day that precedes the day of the Meeting or, if the Meeting is adjourned, that precedes any reconvening thereof, or to the chairman of the Meeting on the day of the Meeting or of any reconvening thereof, or in any other manner provided by law. A revocation of a proxy will not affect a matter on which a vote is taken before the revocation.

NON-REGISTERED HOLDERS

Only registered shareholders or duly appointed proxyholders are permitted to vote at the Meeting. Most shareholders of the Corporation are "non-registered" shareholders because the common shares of the Corporation (the "Common Shares") they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased the Common Shares. More particularly, a person is not a registered shareholder in respect of Common Shares which are held on behalf of that person (the "Non-Registered Holder") but which are registered either: (a) in the name of an intermediary (an "Intermediary") that the Non-Registered Holder deals with in respect of the Common Shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and directors or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans); or (b) in the name of a clearing agency (such as The Canadian Depository for Securities Limited ("CDS")) of which the Intermediary is a participant. In accordance with the requirements of National Instrument 54-101 Communication With Beneficial Owners of a Reporting Issuer of the Canadian Securities Administrators, the Corporation has distributed copies of the Notice of Meeting, Information Circular and form of proxy (collectively, the "Meeting Materials") to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders.

Intermediaries are required to forward the Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. Very often, Intermediaries will use service companies (such as ADP Investor Communications) to forward the Meeting Materials to Non-Registered Holders.

Generally, Non-Registered Holders who have not waived the right to receive Meeting Materials will receive either a voting instruction form or, less frequently, a form of proxy. Non-Registered Holders should follow the procedures set out below, depending on which type of form they receive.

(a)

Voting Instruction Form. In most cases, a Non-Registered Holder will receive, as part of the Meeting Materials, a voting instruction form which is not signed by the Intermediary, and which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary or its service company, will constitute voting instructions (often called a "proxy authorization form") which the Intermediary must follow.

If the Non-Registered Holder does not wish to attend and vote at the Meeting in person (or have another person attend and vote on the Non-Registered Holder's behalf), the voting instruction form must be completed, signed and returned in accordance with the directions on the form. Voting instruction forms in some cases permit the completion of the voting instruction form by telephone or through the Internet. If a Non-Registered Holder wishes to attend and vote at the Meeting in person (or have another person attend and vote on the Non-Registered Holder's behalf), the Non-Registered Holder must strike out the names of the persons named in the form and insert the Non-Registered Holder's (or such other person's) name in the blank space provided and complete, sign and return the voting instruction form in accordance with the directions provided. A form of proxy giving the right to attend and vote will then be forwarded to the Non-Registered Holder.

(b)

Form of Proxy. Less frequently, a Non-Registered Holder will receive, as part of the Meeting Materials, a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of Common Shares beneficially owned by the Non-Registered Holder but which is otherwise not completed. If the Non-Registered Holder does not wish to attend and vote at the Meeting in person (or have another person attend and vote on the Non-Registered Holder's behalf), the Non-Registered Holder must complete the form of proxy and deposit it with Computershare Trust Company of Canada as provided above. If a Non-Registered Holder wishes to attend and vote at the Meeting in person (or have another person attend and vote on the Non-Registered Holder's behalf), the Non-Registered Holder must strike out the names of the persons named in the proxy and insert the Non-Registered Holder's (or such other person's) name in the blank space provided. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Holder when submitting the proxy.

In either case, the purpose of this procedure is to permit Non-Registered Holders to direct the voting of the Common Shares which they beneficially own. Non-Registered Holders should carefully follow the instructions of their Intermediary, including those regarding when and where the proxy or proxy authorization form is to be delivered.

EXERCISE OF DISCRETION

The nominees named in the accompanying form of proxy will vote or withhold from voting the Common Shares represented thereby in accordance with the instructions of the shareholder on any ballot that may be called for. The proxy will confer discretionary authority on the nominees named therein with respect to:

(a)	each matter or group of matters identified therein for which a choice is not specified; and

(b)	any other matter, including amendments to any of the foregoing, as may properly come before the Meeting or any adjournment thereof.

In respect of a matter for which a choice is not specified in the proxy, or unless otherwise provided for in the proxy, the nominees named in the accompanying form of proxy will vote Common Shares represented by the proxy for the approval of such matter.

As of the date of this Information Circular, management of the Corporation knows of no amendment, variation or other matter that may come before the Meeting, but if any amendment, variation or other matter properly comes before the Meeting each nominee intends to vote thereon in accordance with the nominee's best judgment.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

As at March 1, 2006, there were 214,489,188 Common Shares issued and outstanding, each carrying the right to one vote at a meeting of the shareholders of the Corporation. Two individuals present in person, each being a shareholder entitled to vote thereat or being a duly appointed proxy for an absent shareholder so entitled, and holding or representing by proxy in the aggregate at least 10% of the Common Shares entitled to vote thereat, shall constitute a quorum.

Only shareholders of record at the close of business on March 6, 2006, who either attend the Meeting personally or complete, sign and deliver a form of proxy in the manner and subject to the provisions described above, will be entitled to vote or to have their Common Shares voted at the Meeting. Provided that to the extent that a shareholder transfers the ownership of any of its Common Shares after the record date and the transferee of those Common Shares establishes that it owns such Common Shares and demands not later than 10 days before the Meeting that its name be included in the shareholders' list prepared in respect of the Meeting, such transferee is entitled to vote such Common Shares at the Meeting.

Pursuant to the Business Corporations Act (British Columbia) (the "Business Corporations Act"), all resolutions placed before the meeting will be ordinary resolutions requiring the approval of a simple majority of the votes cast in respect of the resolution.

To the knowledge of the directors and executive officers of the Corporation, as of March 1, 2006, no person or entity beneficially owned, directly or indirectly, or exercised control or direction over, Common Shares carrying 10% or more of the voting rights attached to all outstanding Common Shares of the Corporation.

ELECTION OF DIRECTORS

The size of the board of directors is currently determined at eight. At the Meeting, shareholders will be asked to elect eight directors to succeed the present directors whose term of office will expire at the conclusion of the Meeting. Each director elected will hold office until the conclusion of the next annual general meeting of the Corporation at which a director is elected, unless the director's office is earlier vacated in accordance with the Articles of the Corporation or the provisions of the Business Corporations Act.

The following table sets out the names of management's nominees for election as directors, all offices in the Corporation each nominee now holds, the date of initial appointment of each nominee as a director of the Corporation, the number of Common Shares beneficially owned by each nominee, directly or indirectly, or over which control or direction is exercised by such nominee, as at March 1, 2006, and each nominee's principal occupation, business or employment.

Name, Municipality of Residence and Office Held	Year of Appointment as Director	Number of Common Shares	Principal Occupation or Employment(1)

C. William Daniel, O.C.(3)(4)	2003	10,000	Corporate Director and Retired
Toronto, Ontario			Petroleum Industry Executive
Director

Patrick D. Downey, C.A.(2)(5)	1993	2,500	Retired Mining Company
Freeport, Bahamas			Executive
Director

Douglas P. Hayhurst, F.C.A.	New Nominee	10,000	Corporate Director
West Vancouver, British Columbia

Keith C. Hendrick(2)(4)	2003	3,000	Retired Mining Company
Toronto, Ontario			Executive and Corporate Director
Director

Klaus V. Konigsmann(4)	2003	4,000	Retired Mining Company
Oakville, Ontario			Executive and Business Consultant
Director

Terrence A. Lyons(3)(5)	1993	170,100	Chairman of the Board of the Corporation
Vancouver, British Columbia
Chairman of the Board and a Director

Conrad A. Pinette(2)	2005	10,000	President, Condor Holdings
Vancouver, BC			Inc.; Chairman of the Board of
Director			Finning International Inc.

Kenneth G. Stowe(4)	2001	143,810	President and Chief Executive Officer
Oakville, Ontario			of the Corporation
President and Chief Executive Officer and a Director

(1)

The information as to principal occupation, business or employment and Common Shares beneficially owned or controlled is not within the knowledge of management of the Corporation and has been furnished by the respective nominees.

(2)	Member of the Audit Committee.
(3)	Member of the Compensation and Corporate Governance Committee.
(4)	Member of the Health, Safety and Environment Committee.
(5)	Terrence A. Lyons is a director and executive officer of FT Capital Ltd., a company which is currently subject to cease trade orders in each of the provinces of British Columbia, Alberta, Manitoba and Ontario due to the failure of FT Capital Ltd. to file financial statements since the financial year ended December 31, 2001. Terrence A. Lyons is also a director of Royal Oak Ventures Inc., a company which is currently subject to cease trade orders in each of the provinces of British Columbia, Alberta, Ontario and Quebec due to the failure of Royal Oak Ventures Inc. to file financial statements since the financial year ended December 31, 2003. Both FT Capital Ltd. and Royal Oak Ventures Inc. are undergoing corporate and financial restructurings and Mr. Lyons was elected to the board of directors of these companies because of his valuable experience and expertise in restructurings of this kind.

The following information sets forth the principal occupation for the last five years for Conrad A. Pinette and Douglas P. Hayhurst, F.C.A. and who are being elected to the board of directors of the Corporation by the shareholders for the first time at the Meeting.

Mr. Hayhurst, F.C.A., has been a corporate director since 2004. From 2002 to 2004, Mr. Hayhurst was the Global Forest and Paper Industry Leader for IBM Business Consulting Services, and from 1998 to 2002 he was the Global Forest and Paper and Americas Industrial Products Leader for PriceWaterhouseCoopers.

Mr. Pinette served as the Executive Vice-President of Tolko Industries Ltd during 2005. During 2004, Mr. Pinette was the Executive Vice-President of Riverside Forest Products Limited. From 1990 to 2004, Mr. Pinette was the President and Chief Operating Officer of Lignum Limited (Lignum Limited was acquired by Riverside Forest Products Limited in early 2004 and Riverside Forest Products Limited was subsequently acquired by Tolko Industries Ltd. in late 2004).

APPOINTMENT OF AUDITORS

KPMG LLP, Chartered Accountants, of Vancouver, British Columbia, will be nominated at the Meeting for reappointment as auditors of the Corporation at a remuneration to be fixed by the directors.

CORPORATE GOVERNANCE

Effective June 20, 2005, the Canadian Securities Administrators adopted National Instrument 58-101 Disclosure of Corporate Governance Practices ("NI 58-101") and National Instrument 58-201 Corporate Governance Guidelines ("NI 58-201"), which effectively replaced the corporate governance guidelines and disclosure policies of the Toronto Stock Exchange (the "TSX"). NI 58-101 requires issuers to disclose the corporate governance practices that they have adopted. NI 58-201 provides guidance on corporate governance practices. In addition, the Corporation is subject to Multilateral Instrument 52-110 Audit Committees ("MI 52-110"), which has been adopted in various Canadian provinces and territories and which prescribes certain requirements in relation to audit committees. A full description of each of the corporate governance practices of the Corporation with respect to NI 58-101 is set out in Schedule A to this Information Circular.

EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation paid in the Corporation's three most recently completed financial years to the individuals who were (or who acted in a similar capacity as), as at December 31, 2005 or at any time during the financial year, the Chief Executive Officer and the Chief Financial Officer and the other three most highly compensated executive officers of the Corporation, or any of its subsidiaries, whose total salary and bonus during such period exceeded Cdn. $150,000 (collectively, the "Named Executive Officers").

Summary Compensation Table

		Annual Compensation			Long-Term Compensation

Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Securities Under Options Granted	All Other Compensation(2)
		($)	($)	($)	(#)	($)

Kenneth G. Stowe (3)	2005	400,000	240,000	-	250,000	-
President and Chief Executive	2004	325,000	195,000	-	175,000	-
Officer	2003	250,000	150,000	-	850,000	585,000

Jon A. Douglas(3)	2005	200,000	80,000	-	100,000	-
Senior Vice-President and	2004	180,000	65,000	-	60,000	-
Chief Financial Officer	2003	150,000	60,000	-	75,000	100,000

Peter K. MacPhail(4)	2005	185,000	70,000	-	100,000	-
Vice President, Operations	2004	102,083	30,000	-	150,000	-
	2003	N/A	N/A	N/A	N/A	N/A

Christopher J. Rockingham(5)	2005	180,000	50,000	-	100,000	-
Vice President, Business	2004	160,000	43,000	-	120,000	-
Development and Exploration	2003	73,000	16,000	-	50,000	10,000

Maurice Ethier	2005	165,000	34,929	19,666	25,000	-
General Manager	2004	165,000	31,932	12,000	50,000	-
	2003	154,000	32,248	12,000	100,000	100,000

(1)	Amounts reported are in Canadian dollars.
(2)	Compensation paid in 2003 under the heading "All Other Compensation" represents bonuses paid to the Named Executive Officers by B.C. Pacific Capital Corporation ("B.C. Pacific") in recognition of the assistance in the distribution and sale of B.C. Pacific's 41.5% interest in the Corporation, which was completed on November 24, 2003.
(3)	Bonuses for Kenneth G. Stowe, Jon A. Douglas and Christopher J. Rockingham are paid in the first quarter of the year following the year in which they are earned.
(4)	Peter K. MacPhail was appointed Vice President, Operations, on June 17, 2004.
(5)	Christopher J. Rockingham was appointed Vice President, Business Development and Exploration on May 14, 2003.

Share Option Plan

Under the terms of the Corporation's employee share option plan (the "Share Option Plan"), the Compensation and Corporate Governance Committee of the board of directors recommends to the board of directors those officers and directors to whom options to purchase Common Shares should be granted, the number of Common Shares to be placed under option and the price payable upon exercise of the option. In no instance may the exercise price be less than the market price of the Common Shares at the time the option is granted. Options may not be granted for a period longer than 10 years. The board of directors may accept, modify or return for further consideration the Compensation and Corporate Governance Committee's recommendations. As of March 1, 2006, options to purchase 5,321,400 Common Shares are outstanding under the Share Option Plan, representing 2.48% of the issued and outstanding Common Shares.

The following table sets forth details of all options to purchase Common Shares that were granted pursuant to the Share Option Plan to the Named Executive Officers during the financial year ended December 31, 2005.

Option Grants During the Most Recently Completed Financial Year

		% of Total		Market Value
	Securities	Options		of Securities
	Under	Granted to		Underlying
	Options	Employees in	Exercise or	Options on	Expiration
Name	Granted	Financial Year	Base Price	Date of Grant	Date
	(#)		($/Security)	($/Security)
Kenneth G. Stowe	250,000(1)	19.60%	1.79	1.79	Feb. 01/12
Jon A. Douglas	100,000(1)	7.80%	1.79	1.79	Feb. 01/12
Peter K. MacPhail	100,000(1)	7.80%	1.79	1.79	Feb. 01/12
Christopher J. Rockingham	100,000(1)	7.80%	1.79	1.79	Feb. 01/12
Maurice Ethier	25,000(1)	2.00%	1.79	1.79	Feb. 01/12

(1) These options are exercisable as follows: 20% of the options vest immediately and 20% vest each year thereafter.

The following table sets forth, in respect of the Named Executive Officers, details of all options exercised during the financial year ended December 31, 2005 and the values of all outstanding options as at December 31, 2005:

Aggregate Option Exercises During the
Most Recently Completed Financial Year and Financial Year-End Option Values

	Securities	Aggregate		Value of Unexercised
	Acquired	Value	Unexercised	In-the-Money Options
Name	on Exercise	Realized	Options at FY-end	at FY-End
	(#)	($)	(#)	($)
			Exercisable/Unexercisable	Exercisable/Unexercisable

Kenneth G. Stowe	Nil	N/A	935,000/540,000	569,000/260,800
Jon A. Douglas	35,000	42,000	200,000/99,000	102,520/24,750
Peter K. MacPhail	Nil	N/A	100,000/150,000	13,600/20,400
Christopher J. Rockingham	Nil	N/A	142,000/128,000	35,500/34,000
Maurice Ethier	Nil	N/A	160,000/55,000	75,800/10,900

(l)    An option is "in-the-money" at December 31, 2005 if the market price of the option on that date exceeds the price of the option. The value of unexercised options at December 31, 2005 is equal to the difference between the market price of the options at December 31, 2005 and the exercise price of the options. Market price for this purpose is Cdn. $2.13, being the closing price of the Common Shares on the TSX on the last trading day prior to December 31, 2005.

The Corporation has not granted any share appreciation rights.

Long-Term Incentive Plans

The Corporation did not provide any long-term compensation plan awards in the most recently completed financial year.

Defined Benefit or Actuarial Plans

The Corporation does not have a defined benefit or actuarial plan.

Termination of Employment, Changes in Responsibilities and Employment Agreements

The Corporation entered into an employment agreement with Kenneth G. Stowe dated September 21, 2004. The employment agreement provides that Mr. Stowe should receive an annual base salary of Cdn. $400,000 (subject to annual review), an annual cash compensation bonus of up to a maximum of 60% of his annual base salary, an annual retirement allowance of 6% of his annual base salary up to the annual registered retirement savings plan ("RRSP") limit and an incentive bonus consisting of options granted at the discretion of the board of directors. Mr. Stowe may terminate his employment with the Corporation at any time by providing six months prior written notice to the Corporation. In the event that Mr. Stowe terminates his employment due to a material change in his titles or responsibilities, a material reduction in his annual base salary or benefits, if his employment is terminated by the Corporation without just cause, or if he is terminated upon the change of control of the Corporation, Mr. Stowe shall be entitled to receive an aggregate amount equal to the annual base salary that would have been payable to him for a period of 24 months from the date of termination, an amount equal to 2 times the average bonus he was paid over the 3 year period immediately preceding his termination and an amount equal to 2 times his annual base salary times 6% to a maximum of 2 times the RRSP limit. In addition, the Corporation shall maintain his benefits for a period of 24 months from the date of termination or pay him an amount equal to the value of such benefits.

The employment agreement also provides for group benefits including short-term disability, long-term disability, life insurance and accidental death and dismemberment.

The Corporation entered into an employment agreement with Jon A. Douglas dated November 18, 2004. The employment agreement provides that Mr. Douglas should receive an annual base salary of Cdn. $200,000 (subject to annual review), an annual cash compensation bonus of up to a maximum of 40% of his annual base salary, an annual retirement allowance of 6% of his annual base salary up to the annual RRSP limit and an incentive bonus consisting of options granted at the discretion of the board of directors. Mr. Douglas may terminate his employment with the Corporation at any time by providing three months prior written notice to the Corporation. In the event that Mr. Douglas terminates his employment due to a change of place of his employment, a material reduction in his title or responsibilities, a material reduction in his annual base salary or in the value of his other remuneration and benefits, if his employment is terminated by the Corporation without just cause, or if he is terminated upon the change of control of the Corporation, Mr. Douglas shall be entitled to receive an aggregate amount equal to the annual base salary that would have been payable to him for a period of 24 months from the date of termination, an amount equal to 1 times the average bonus he was paid over the 3 year period immediately preceding his termination and an amount equal to 2 times his annual base salary times 6% to a maximum of 2 times the RRSP limit. In addition, the Corporation shall maintain his benefits for a period of 24 months from the date of termination or pay him an amount equal to the value of such benefits. The employment agreement also provides for group benefits including short-term disability, long-term disability, life insurance and accidental death and dismemberment.

The Corporation entered into an employment agreement with Peter K. MacPhail dated November 18, 2004. The employment agreement provides that Mr. MacPhail should receive an annual base salary of Cdn. $185,000 (subject to annual review), an annual cash compensation bonus of up to a maximum of 40% of his annual base salary, an annual retirement allowance of 6% of his annual base salary up to the annual RRSP limit and an incentive bonus consisting of options granted at the discretion of the board of directors. Mr. MacPhail may terminate his employment with the Corporation at any time by providing three months prior written notice to the Corporation. In the event that Mr. MacPhail terminates his employment due to a change of place of his employment, a material reduction in his title or responsibilities, a material reduction in his salary or in the value of his other remuneration and benefits, if his employment is terminated by the Corporation without just cause, or if he is terminated upon the change of control of the Corporation, Mr. MacPhail shall be entitled to receive an aggregate amount equal to the annual base salary that would have been payable to him for a period of 24 months from the date of termination, an amount equal to 1 times the average bonus he was paid over the 3 year period immediately preceding his termination and an amount equal to 2 times his annual base salary times 6% to a maximum of 2 times the RRSP limit. In addition, the Corporation shall maintain his benefits for a period of 24 months from the date of termination or pay him an amount equal to the value of such benefits. The employment agreement also provides for group benefits including short-term disability, long-term disability, life insurance and accidental death and dismemberment.

The Corporation entered into an employment agreement with Christopher J. Rockingham dated November 18, 2004. The employment agreement provides that Mr. Rockingham should receive an annual base salary of Cdn. $180,000 (subject to annual review), an annual cash compensation bonus of up to a maximum of 40% of his annual base salary, an annual retirement allowance of 6% of his annual base salary up to the annual RRSP limit and an incentive bonus consisting of options granted at the discretion of the board of directors. Mr. Rockingham may terminate his employment with the Corporation at any time by providing three months prior written notice to the Corporation. In the event that Mr. Rockingham terminates his employment due to a change of place of his employment, a material reduction in his title or responsibilities, a material reduction in his salary or in the value of his other remuneration and benefits, if his employment is terminated by the Corporation without just cause, or if he is terminated upon the change of control of the Corporation, Mr. Rockingham shall be entitled to receive an aggregate amount equal to the annual base salary that would have been payable to him for a period of 24 months from the date of termination, an amount equal to 1 times the average bonus he was paid over the 3 year period immediately preceding his termination and an amount equal to 2 times his annual base salary times 6% to a maximum of 2 times the RRSP limit. In addition, the Corporation shall maintain his benefits for a period of 24 months from the date of termination or pay him an amount equal to the value of such benefits. The employment agreement also provides for group benefits including short-term disability, long-term disability, life insurance and accidental death and dismemberment.

Report on Executive Compensation

The executive compensation policies established by the Corporation are intended to support the Corporation's business plan, strategies and goals. The following general guidelines describe the basis for determining compensation for executive officers of the Corporation:

(a)    compensation packages are designed to attract, retain and motivate executive officers toward the long-term goals of the business;

(b)    executive positions are assessed for relative value to the Corporation, complexity of work and impact on overall financial performance; and

(c)    competitive compensation for executive positions is reviewed to determine external relativity.

The Compensation and Corporate Governance Committee employs on an annual basis the services of an outside Compensation Consultant completely independent of the Corporation for the purpose of providing guidance on executive and directors' compensation. The Compensation Consultant's report evaluates market compensation information to ensure that the compensation approach and structure is appropriate and reflects compensation trends in the market place, especially in the North American mining sector. The Compensation Consultant's report is used by the Compensation and Corporate Governance Committee to propose changes to compensation provided to executives and directors.

The Corporation's compensation strategy is to provide compensation packages that are competitive with other mid-tier mining companies. Compensation packages are based on median or average market data from comparable mining companies over a wide sample base.

Based on this overall strategy, the Chief Executive Officer's base salary mid-point is set at the median of the market. Bonus awards and long-term incentives (typically stock options) are made annually based upon typical industry practices.

The Chief Executive Officer's 2005 base salary was set at the mid-point of the range established for the year. An annual performance bonus was established at 60% of base salary and an incentive provided at 1.5 times salary for stock option grants which is at the median of the sector.

Respectfully submitted by the Compensation and Corporate Governance Committee.

C. William Daniel, O.C.
J. Peter Gordon
Terrence A. Lyons

Compensation of Directors

Independent directors of the Corporation are entitled to receive an annual retainer of Cdn. $18,000 per year, plus Cdn. $1,200 for each board and committee meeting attended and reimbursement for travel and other out-of-pocket expenses incurred in attending board and committee meetings. Committee chairpersons receive an additional annual retainer of Cdn. $4,000 per year. During the financial year of the Corporation ended December 31, 2005, six directors, G. Warren Armstrong (former director), Patrick D. Downey, C.A., J. Peter Gordon (Brascan Asset Management), Keith C. Hendrick, Klaus V. Konigsmann and Conrad A. Pinette (appointed a director on October 27, 2005), received cash compensation in the amount of Cdn. $30,000, Cdn. $36,400, Cdn. $34,800, Cdn. $32,400, Cdn. $28,600 and Cdn. $6,900, respectively. C. William Daniel, O.C., as the lead director of the Corporation, received an annual retainer of Cdn. $50,000, which includes the annual retainer for independent directors and committee chairperson, plus Cdn. $20,400 cash compensation for his attendance at board and committee meetings. Terrence A. Lyons, as the Chairman of the Corporation, received an annual retainer of $175,000 and no further compensation for attendance at board and committee meetings. Directors receive reimbursement for travel and other out-of-pocket expenses incurred in attending board and committee meetings.

Directors also receive compensation in the form of options to purchase Common Shares. During the financial year ended December 31, 2005, C. William Daniel, Patrick D. Downey, J. Peter Gordon (Brascan Asset Management), Keith C. Hendrick and Klaus V. Konigsmann each received options to purchase 40,000 Common Shares. Terrence A. Lyons, the Chairman of the Board of the Corporation, and Kenneth G. Stowe, the President and Chief Executive Officer of the Corporation, received options to purchase 40,000 Common Shares and 250,000 Common Shares, respectively.

Composition of the Compensation and Corporate Governance Committee

Three members of the Corporation's board of directors, C. William Daniel, O.C., J. Peter Gordon and Terrence A. Lyons, the Chairman of the Board, and served on the Corporation's Compensation and Corporate Governance Committee during the financial year ended December 31, 2005.

Performance Graph

The following graph compares the cumulative total return to a shareholder who invested Cdn. $100 in Common Shares on December 31, 2000 compared to the TSX 300 Stock Index for the five most recently completed financial years. The Common Share price performance as set out in the graph below does not necessarily indicate future price performance.

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER EQUITY COMPENSATION PLANS

The following table sets forth details of all equity compensation plans of the Corporation as of December 31, 2005. The equity compensation plans of the Corporation were created under the Northgate Employee Incentive Plan in 1985, which consists of the Share Option Plan, a Share Purchase Plan, a Share Bonus Plan and a Share Loan Plan. In addition, the 2005 Employee Share Purchase Plan was approved in 2005 by the board of directors and shareholders of the Corporation.

Table of Equity Compensation Plan Information as of December 31, 2005

	Number of Securities to be	Weighted-Average	Number of Securities Remaining
	Issued Upon Exercise of	Exercise Price of	Available for Future Issuance
	Outstanding Options,	Outstanding Options,	Under the
Plan Category	Warrants and Rights	Warrants and Rights	Equity Compensation Plans
Equity Compensation Plans
Approved by Securityholders
Employee Incentive Plan
(1) Share Option Plan	4,290,600 Common Shares	$1.87	4,432,752 Common Shares
(2) Share Purchase Plan	102,470 Common Shares	N/A	up to 1,033,878 Common Shares(1)
(3) Share Bonus Plan	N/A	N/A	up to 1,033,878 Common Shares(1)
(4) Share Loan Plan	N/A	N/A	up to 1,033,878 Common Shares(1)
2005 Employee Share Purchase Plan	167,039 Common Shares	N/A	7,832,961 Common Shares

Equity Compensation Plans Not	Nil	Nil	Nil
Approved By Securityholders
Total	4,560,109 Common Shares	$1.87	13,299,591 Common Shares

(l)   Pursuant to the terms of the Northgate Employee Incentive Plan, up to a maximum of 10,949,570 Common Shares may be issued from time to time (including 9,710,752 Common Shares designated for issuance upon exercise of any outstanding options granted under the Share Option Plan). As of December 31, 2005, 102,470 Common Shares had been issued under the Share Purchase Plan and no Common Shares had been issued under the Share Bonus Plan or the Share Loan Plan. Accordingly, up to an aggregate total of 1,033,878 Common Shares could be issued under the Share Purchase Plan, Share Bonus Plan and Share Loan Plan.

Northgate Employee Incentive Plan

The Northgate Employee Incentive Plan provides for the issuance of up to an aggregate maximum of 10,949,570 Common Shares pursuant to the Share Option Plan, the Share Purchase Plan, the Share Bonus Plan and the Share Loan Plan. All benefits, rights and options accruing to any individual pursuant to the Share Option Plan, Share Purchase Plan, Share Bonus Plan or Share Loan Plan in accordance with the terms and conditions of the Northgate Employee Incentive Plan shall not be assignable, other than by testamentary disposition or pursuant to the laws of succession except that an option holder has the right to assign an option to a trust or similar legal entity established by such option holder. The Northgate Employee Incentive Plan may be amended subject to the approval of the TSX and shareholders, as required. A summary of each of the Share Option Plan, Share Purchase Plan, Share Bonus Plan and Share Loan Plan is provided below.

Share Option Plan

Pursuant to the terms of the Share Option Plan, options may be granted to directors, officers and employees of the Corporation or its subsidiaries. The Compensation and Corporate Governance Committee of the board of directors recommends to the board of directors those individuals to whom options to purchase Common Shares should be granted, the number of Common Shares to be placed under option and the price payable upon exercise of the option. In no instance may the exercise price be less than the market price of the Common Shares at the time the option is granted. Options may not be granted for a period longer than 10 years. The board of directors may accept, modify or return for further consideration the Compensation and Corporate Governance Committee's recommendations.

No option shall be exercised after the employment of the option holder ceases with the Corporation or its subsidiaries, subject to certain limited exceptions. Options shall not be granted to an individual if such options, together with all other options then held by such individual, would upon exercise result in the issue to such individual of more than 5% of the Common Shares then outstanding. As of March 1, 2006, options to purchase 886,400 Common Shares have been exercised, representing 0.41% of the issued and outstanding Common Shares, and options to purchase 5,321,400 Common Shares are outstanding under the Share Option Plan, representing 2.48% of the issued and outstanding Common Shares.

Share Purchase Plan

Pursuant to the terms of the Share Purchase Plan, directors, officers and employees of the Corporation who have served continuously with the Corporation for at least 12 months may elect to participate in the Share Purchase Plan (the "Share Purchase Participant"). The Share Purchase Participant's contribution shall not exceed 5% of the Share Purchase Participant's basic annual salary in each calendar year. The Corporation shall contribute an amount equal to 50% of the Share Purchase Participant's contribution (collectively, the Share Purchase Participant's contribution and the Corporation's contribution are referred to as the "Aggregate Contribution"). On March 31, June 30, September 30 and December 31 in each calendar year the Corporation will issue to each Share Purchase Participant the number of Common Shares equal in value to the Aggregate Contribution held in trust on such date converted into Common Shares at the market price of the Common Shares at the time of issuance. In the event that the Share Purchase Participant ceases to be employed by the Corporation for any reason or in the event of the death of a Share Purchase Participant while participating in the Share Purchase Plan, no further purchases of Common Shares will be made and the Share Purchase Participant's contribution then held in trust by the Corporation shall be paid to the Share Purchase Participant or his or her estate or successor, as the case may be, and the Corporation's contribution then held in trust for the Share Purchase Participant shall be paid to the Corporation. As of March 1, 2006, 102,470 Common Shares have been issued under the Share Purchase Plan, representing 0.05% of the issued and outstanding Common Shares.

Share Bonus Plan

Pursuant to the terms of the Share Bonus Plan, the Compensation and Corporate Governance Committee may from time to time, in its discretion, issue for no cash consideration to any director, officer or full time employee of the Corporation Common Shares as a discretionary bonus in consideration of the past services of such individuals to the Corporation, subject to the terms and conditions as determined by the Compensation and Corporate Governance Committee. As of March 1, 2006, no Common Shares have been issued under the Share Bonus Plan.

Share Loan Plan

Pursuant to the terms of the Share Loan Plan, the Compensation and Corporate Governance Committee may from time to time determine which directors, officers and full time employees of the Corporation are eligible to participate in the Share Loan Plan, the number of Common Shares each participant may purchase, the purchase price and the amount of the loan to be made to such participant.

In no instance may the purchase price of the Common Shares be lower than the market price of the Common Shares at the time of approval of the loan. In the event that a participant in the Share Loan Plan ceases to be an employee of the Corporation, such participant's loan, or the amount thereof remaining outstanding, shall mature and be payable, together with any applicable interest thereon, eighteen months from the date such participant ceases to be an employee. In the event that a participant dies while employed by the Corporation, such participant's loan, or the amount thereof remaining outstanding, shall mature and be payable, together with any applicable interest thereon, one year from the date of death of such participant. As of March 1, 2006, no Common Shares have been issued under the Share Bonus Plan.

2005 Employee Share Purchase Plan

Under the terms of the 2005 Employee Share Purchase Plan, a maximum of 8,000,000 Common Shares, representing approximately 3.73% of the issued and outstanding Common Shares as of March 1, 2006, may be purchased by participants of the 2005 Employee Share Purchase Plan. The 2005 Employee Share Purchase Plan is a voluntary plan open to all eligible employees, as determined by the Corporation's Compensation and Corporate Governance Committee. A participant may contribute a minimum of 1% of the participant's monthly basic compensation up to a maximum of 5% of the participant's monthly basic compensation by means of payroll deductions towards the purchase of Common Shares. The Corporation will contribute an additional amount equal to 50% of the aggregate of all moneys contributed by the participant. Moneys contributed by the participant and the Corporation will be held by an administrator who will purchase Common Shares from the Corporation at the market price of the Common Shares on the TSX at the end of the month in question, and maintain an account for each participant of the 2005 Employee Share Purchase Plan. In each calendar year, participants may make two withdrawals or transfers of up to 100% of the Common Shares held by the administrator on their behalf. Participation in the 2005 Employee Share Purchase Plan will cease on the day that the Participant's employment by the Corporation and its subsidiaries is terminated for any reason. Following the death of a participant, the assets in such participant's account will be distributed to such participant's estate or beneficiary, if any. No rights or interests of any participant in or under the 2005 Employee Share Purchase Plan are assignable. The 2005 Employee Share Purchase Plan may be amended subject to the approval of the TSX and shareholders, as required. As of March 1, 2006, 197,556 Common Shares have been issued pursuant to the 2005 Employee Share Purchase Plan, representing 0.09% of the issued and outstanding Common Shares.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

No director or executive officer of the Corporation, no proposed nominee for election as a director of the Corporation, nor any associate or affiliate of any of the foregoing, has at any time since the beginning of the Corporation's last completed financial year been indebted to the Corporation or any of its subsidiaries nor have any of these individuals been indebted to another entity which indebtedness is the subject of a guarantee, support agreement, letter of credit or similar arrangement or understanding provided by the Corporation or any of its subsidiaries.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

The Corporation provides insurance for the benefit of the directors and officers of the Corporation against liability incurred by them in such capacities. The current annual policy limit is US $20,000,000 per occurrence and contains a deductible of US $100,000 payable by the Corporation. The Corporation pays an annual premium of US $229,500 for this insurance. The Corporation also carries a Cdn. $50,000,000 policy for acts prior to February 23, 2004 for a one time premium of Cdn. $25,000.

MANAGEMENT CONTRACTS

The management functions of the Corporation and its subsidiaries are not performed to any substantial degree by any person or company other than the directors and officers of the Corporation or its subsidiaries.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

To the knowledge of management of the Corporation, no director or executive officer of the Corporation, no person who beneficially owns, directly or indirectly, Common Shares carrying more than 10% of the voting rights attached to all outstanding Common Shares of the Corporation (each of the foregoing being an "Informed Person"), no director or executive officer of an entity that is itself an Informed Person or a subsidiary of the Corporation, no proposed director of the Corporation, and no associate or affiliate of the foregoing has any material interest, direct or indirect, in any transaction since the beginning of the Corporation's last completed financial year or in any proposed transaction which, in either case, has materially affected or would materially affect the Corporation or any of its subsidiaries.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

To the knowledge of management of the Corporation, other than as described herein, no director or executive officer of the Corporation at any time since the beginning of the last completed financial year of the Corporation, no nominee for election as a director of the Corporation and no associate or affiliate of any of the foregoing has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting.

OTHER MATTERS

Management knows of no amendment, variation or other matter to come before the Meeting other than the matters referred to in the Notice of Meeting. However, if any other matter properly comes before the Meeting, the accompanying proxy will be voted on such matter in accordance with the best judgment of the person or persons voting the proxy.

ADDITIONAL INFORMATION

Additional information relating to the Corporation can be found on SEDAR at www.sedar.com. Financial information regarding the Corporation is included in the Corporation's 2005 Annual Report which includes the audited comparative financial statements and management discussion and analysis for the year ended December 31, 2005 and the accompanying auditors' report. Copies of the Annual Report, as well as additional copies of this Information Circular, may be obtained on SEDAR or upon request from the Corporation at 404 - 815 Hornby Street, Vancouver, British Columbia, V6Z 2E6.

APPROVAL OF DIRECTORS

The contents and the sending of this Information Circular have been approved by the directors of the Corporation.

DATED at Vancouver, British Columbia, this 31st day of March, 2006.

TERRENCE A. LYONS
Chairman of the Board

SCHEDULE A

NORTHGATE MINERALS CORPORATION
CORPORATE GOVERNANCE COMPLIANCE TABLE

The following table sets out the corporate governance practices of the Corporation with respect to NI 58-101. The Corporation constantly monitors evolving best practices for corporate governance.

	GOVERNANCE DISCLOSURE		COMMENTS
GUIDELINE UNDER NI 58-101

1.	Board of Directors

	(a)	Disclose the identity of the directors	The Board has determined that six of the eight directors are
		who are independent.	"independent" within the meaning of NI 58-101 and two
are not independent. The Board considers that C. William
Daniel, O.C., Patrick D. Downey, J. Peter Gordon, Keith C.
Hendrick, Klaus V. Konigsmann and Conrad A. Pinette are
independent directors.

	(b)	Disclose the identity of the directors	The Board considers that Kenneth G. Stowe and Terrence
		who are not independent, and	A. Lyons are not independent directors. Mr. Stowe is not
		describe the basis for that	an independent director because of his position as President
		determination.	and Chief Executive Officer of the Corporation. Mr. Lyons
is not an independent director because of his position as
Chairman of the Board. The Board is responsible for
determining whether or not each director is an independent
director. To do this, the Board analyzes all the
relationships of the directors with the Corporation and its
subsidiaries. Those directors who do not meet the meaning
of independence as provided in NI 58-101 were deemed to
not be independent directors. More information about each
director can be found on pages 5 and 6 of this Information
Circular.

	(c)	Disclose whether or not a majority	The Board is comprised of eight directors, a majority of
		of directors are independent. If a	whom are independent.
majority of directors are not
independent, describe what the
Board of directors does to facilitate
its exercise of independent
judgement in carrying out its
responsibilities.

GOVERNANCE DISCLOSURE		COMMENTS
GUIDELINE UNDER NI 58-101

(d)	If a director is presently a director of	The following directors currently serve on the Board of the
	any other issuer that is a reporting	reporting issuers (or equivalent) listed below:
issuer (or the equivalent) in a
	jurisdiction or a foreign jurisdiction,	C. William Daniel, O.C.:	Andrés Wines Ltd.
	identity both the director and the	J. Peter Gordon:	Vicwest Corporation
	other issuer.		Western Forest Products Ltd.
		Terence A. Lyons:	B.C. Pacific Capital Corporation
Canaccord Capital Inc.
Diamonds North Resources Ltd.
Polaris Minerals Corporation
General Minerals Corporation
		Conrad A. Pinette:	Finning International Inc.
A&W Revenue Royalties Income
Fund
TimberWest Forest Corporation

(e)	Disclose whether or not the	The Compensation and Corporate Governance Committee
	independent directors hold regularly	many convene meetings of the Board without management
	scheduled meetings at which	present, whenever at least two members of the committee
	non-independent directors and	feel it is necessary. At least one meeting of independent
	members of management are not in	directors is held in private each year to allow a more open
	attendance. If the independent	and candid discussion. During the financial year ended
	directors hold such meetings,	December 31, 2005, there were five meetings of the
	disclose the number of meetings	independent directors.
held since the beginning of the
issuer's most recently completed
financial year. If the independent
directors do not hold such meetings,
describe what the Board does to
facilitate open and candid discussion
among its independent directors.

(f)	Disclose whether or not the chair of	The Chairman of the Board, Terrence A. Lyons, is not an
	the Board is an independent	independent director because as Chairman he has involved
	director. If the Board has a chair or	himself in certain day-to-day operations of the Corporation.
	a lead director who is an	The Corporation has appointed C. William Daniel, O.C., as
	independent director, disclose the	lead director. Mr. Daniel is an independent director. The
	identity of the independent chair or	lead director is responsible for ensuring the oversight of
	lead director, and describe his or her	independent directors.
role and responsibilities. If the
Board has neither a chair that is
independent or a lead director that is
independent, describe what the
Board does to provide leadership for
its independent directors.

	GOVERNANCE DISCLOSURE	COMMENTS
GUIDELINE UNDER NI 58-101

	(g) Disclose the attendance record of	During the financial year ended December 31, 2005, the
	each director for all Board and	Board held eight meetings, the Audit Committee held five
	committee meetings held since the	meetings, the Compensation and Corporate Governance
	beginning of the issuer's most	Committee held six meetings and the Health, Safety and
	recently completed financial year.	Environmental Committee held two meetings. Attendance
at such meetings by the directors was as follows:

Board
		G. Warren Armstrong:	7 of 7
(resigned on October 27, 2005)
		C. William Daniel, O.C. (Lead):	8 of 8
		Patrick D. Downey	8 of 8
		J. Peter Gordon	7 of 8
		Keith C. Hendrick	6 of 8
		Klaus V. Konigsmann	8 of 8
		Terrence A. Lyons (Chairman)	8 of 8
		Conrad A. Pinette	2 of 2
(appointed on October 27, 2005)
		Kenneth G. Stowe	8 of 8

Audit Committee
		Patrick D. Downey (Chair)	5 of 5
		Conrad A. Pinette	1 of 1
		Keith C. Hendrick	5 of 5
		G. Warren Armstrong	4 of 5

Compensation and
Corporate Governance Committee
		C. William Daniel, O.C. (Chair)	6 of 6
		J. Peter Gordon	6 of 6
		Terrence A. Lyons	6 of 6

Health, Safety and
Environmental Committee
		Klaus V. Konigsmann (Chair)	2 of 2
		Keith C. Hendrick	2 of 2
		C. William Daniel, O.C.	2 of 2
		Kenneth G. Stowe (ex officio)	2 of 2

2.	Board Mandate

	Disclose the text of the Board's written	The Board has responsibility for the supervision and
	mandate. If the Board does not have a	management of the business of the Corporation and has
	written mandate, describe how the Board	adopted a formal mandate setting out the Board's
	delineates its role and responsibilities.	stewardship responsibilities, including overseeing the
Corporation's long-term strategy and its' strategic
investments, managing the principal risks of the
Corporation, monitoring the Corporation's financial
performance, succession planning, overseeing policies and
procedures, financial reporting and assessing the
performance of the Board.

	GOVERNANCE DISCLOSURE	COMMENTS
GUIDELINE UNDER NI 58-101

The text of the Board's mandate is attached as Schedule B
to this Information Circular. Copies of the Corporation's
board mandate, code of business conduct and charters of
the Board and its committees can be found on the
Corporation's website at www.northgateminerals.com.

3.	Position Descriptions

	(a) Disclose whether or not the Board	The Board has developed written position descriptions for
	has developed position descriptions	the Chairman of the Board and the chair of each of the
	for the chair and the chair of each	Audit Committee, Compensation and Corporate
	Board committee. If the Board has	Governance Committee and Health, Safety and
	not developed written position	Environmental Committee.
descriptions for the chair and/or the
	chairs of each Board committee,	The primary role of the chair of each Board committee is
	briefly describe how the Board	managing the affairs of the committee, including ensuring
	delineates the role and	the committee is organized properly, functions effectively
	responsibilities of each such	and meets its obligations and responsibilities in accordance
	position.	with the best practices of corporate governance.

	(b) Disclose whether or not the Board	The Board and Chief Executive Officer have developed a
	and CEO have developed a written	written position description for the Chief Executive Officer.
	position description for the CEO. If	The roles and responsibilities of the Chief Executive
	the Board and CEO have not	Officer are:
developed such a position
	description, briefly describe how the	- developing the Corporation's long and short term
	Board delineates the role and	strategies and their implementation
	responsibilities of the CEO.	- carrying out a comprehensive financing and
operational planning process and monitoring the
Corporation's financial performance against the plan
- identifying opportunities and risks affecting the
Corporation's business and developing strategies for
mitigation
- ensuring management development and succession
planning

4.	Orientation and Continuing Education

	(a) Briefly describe what measure the	The Corporation has a variety of orientation programs in
	Board takes to orient new directors	place for new and current directors. All new directors
	regarding: (i) the role of the Board;	receive a Board Manual containing a record of historical
	and (ii) the nature and operations of	public information about the Corporation, as well as the
	the issuer's business.	charters of the Board and its committees, and other relevant corporate and business information. The Compensation
and Corporate Governance Committee is responsible for
reviewing and approving orientation and education
programs for new members of the Board. The Board is
responsible for ensuring new nominees fully understand the
time commitment required of them as a director. Directors
are afforded the opportunity to visit operations and receive detailed briefings from management.

	GOVERNANCE DISCLOSURE		COMMENTS
GUIDELINE UNDER NI 58-101

	(b)	Briefly describe what measures, if	Senior management makes regular presentations to the
		any, the Board takes to provide	Board on the main areas of the Corporation's business.
		continuing education for its	Directors are invited to tour the Corporation's facilities.
		directors. If the Board does not	Directors are also encouraged to take professional
		provide continuing education,	development courses at the Corporation's expense.
describe how the Board ensures that
its directors maintain the skill and
knowledge necessary to meet their
obligations as directors.

5.	Ethical Business Conduct

	(a)	Disclose whether or not the Board	The Corporation has adopted a code of business conduct
		has adopted a written code for the	and ethics for the Corporation and its subsidiaries. The
		directors, officers and employees. If	code of business conduct and ethics has been filed on and is
		the Board has adopted a written	accessible through SEDAR at www.sedar.com and through
		code: (i) disclose how a person or	the Corporation's website at www.northgateminerals.com.
		company may obtain a copy of the	A copy of the code of business conduct and ethics may be
		code; (ii) describe how the Board	obtained, upon request, from the Corporation at 404 – 815
		monitors compliance with its code,	Hornby Street, Vancouver, British Columbia, V6Z 2E6. In
		or if the Board does not monitor	order to monitor compliance with the code of business
		compliance, explain whether and	conduct and ethics, the Board requires each officer and
		how the Board satisfies itself	director to certify their agreement and compliance with the
		regarding compliance with its code;	code of business conduct and ethics on an annual basis. If
		and (iii) provide a cross reference to	any material waivers from the code of business conduct and
		any material change report filed	ethics are granted to directors or officers of the
		since the beginning of the issuer's	Corporation, the board is required to disclose this in the
		most recently completed financial	next ensuing quarterly or annual report on the finances of
		year that pertains to any conduct of	the Corporation. There was no material change report filed
		a director or executive officer that	since the beginning of the financial year ended December
		constitutes a departure from the	31, 2005 with respect to any conduct of a director or
		code.	executive officer that constitutes a departure from the code of business conduct and ethics.

	(b)	Describe any steps the Board takes	Activities which may give rise to conflicts of interest are
		to ensure directors exercise	prohibited unless specifically approved by the Board or the
		independent judgement in	Audit Committee. Each director must disclose all actual or
		considering transactions and	potential conflicts of interest to the Board or the Audit
		agreements in respect of which a	Committee and refrain from voting on all matters in which
		director or executive officer has a	such director has a conflict of interest. In addition, if a
		material interest.	conflict of interest arises, the director must excuse himself or herself from any discussion or decision on any matter in
which the director is precluded from voting as a result of a conflict of interest.

	GOVERNANCE DISCLOSURE		COMMENTS
GUIDELINE UNDER NI 58-101

	(c)	Describe any other steps the Board	The Corporation holds information and training sessions to
		takes to encourage and promote a	promote compliance with laws, rules and regulations
		culture of ethical business conduct.	applicable to its business, including insider trading laws.

In addition to adopting the Corporation's code of business
conduct and ethics, the Board has adopted the
Corporation's disclosure policy that covers the accurate and timely communication of all important information and
includes procedures for communicating with analysts by
conference calls. This policy is reviewed annually. The
disclosure policy can be found on the Corporation's website
at www.northgateminerals.com.

The Audit Committee has adopted a whistleblower policy
in according with MI 52-110 to establish procedures for the
treatment of complaints received by the Corporation
regarding accounting and auditing matters. The
whistleblower policy allows employees of the Corporation
to confidentially report any accounting and auditing
concerns they have with respect to the Corporation. The
whistleblower policy can be found on the Corporation's
website at www.northgateminerals.com.

6.	Nomination of Directors

	(a)	Describe the process by which the	New nominees must have a respected record in general
		Board identifies new candidates for	business management, special expertise in an area of
		Board nomination.	strategic interest to the Corporation, the ability to devote the time required, show support for the Corporation's
mission and strategic objectives, and a willingness to serve.
Independent advisors are retained to identify potential
director candidates against criteria developed by the
Compensation and Corporate Governance Committee.

	(b)	Disclose whether or not the Board	The Board does not have a nominating committee. The
		has a nominating committee	Compensation and Corporate Governance Committee is
		composed entirely of independent	responsible for proposing new nominees to the Board. The
		directors. If the Board does not	members of the Committee are C. William Daniel, O.C.,
		have a nominating committee	(Chair), J. Peter Gordon and Terrence A. Lyons, two of
		composed entirely of independent	whom are independent directors. Terrence A. Lyons is not
		directors, describe what steps the	an independent director because of his position as
		Board takes to encourage an	Chairman of the Board.
objective nomination process.

	(c)	If the Board has a nominating	The Compensation and Corporate Governance Committee
		committee, describe the	is responsible for the ongoing assessment of the Board,
		responsibilities, powers and	committees and individual directors. The objective of this
		operation of the nominating	assessment is to maintain the structure and composition of
		committee.	the Board and committees in a way that provides, in the
judgement of the Board, the best mix of competencies,
skills and experience to provide the overall stewardship of
the Corporation. The Committee identifies and
recommends suitable director candidates. The Committee
defines the relationship, roles and authority of the Board

	GOVERNANCE DISCLOSURE		COMMENTS
GUIDELINE UNDER NI 58-101

and management. The charter of the Compensation and
Corporate Governance Committee can be found on the
Corporation's website at www.northgateminerals.com.

7.	Compensation

	(a)	Describe the process by which the	The Board has determined that the directors and officers
		Board determines the compensation	should be compensated in a form and amount which is
		for the issuer's directors and	appropriate for comparative organizations, having regard
		officers.	for such matters as time commitment, responsibility and
trends in director and executive compensation. For more
information regarding compensation paid to directors and
executives, see pages 7 through 13 of this Information
Circular.

	(b)	Disclose whether or not the Board	The Compensation and Corporate Governance Committee
		has a compensation committee	is responsible for reviewing directors' and executives'
		composed entirely of independent	compensation. Two of the three members of this
		directors. If the Board does not	committee are independent directors. Terrence A. Lyons is
		have a compensation committee	not an independent director because of his position as
		composed entirely of independent	Chairman of the Board. In order to ensure an objective
		directors, describe what steps the	process for determining compensation, the Committee
		Board takes to ensure an objective	retains an independent consultant to review industry trends
		process for determining such	against a mandate provided by the Committee.
		compensation.	Recommendations are reviewed with management and
reported to the Board. For more information, see pages 11
and 12 of this Information Circular.

	(c)	If the Board has a compensation	The Compensation and Corporate Governance Committee
		committee, describe the	is responsible for, amongst other things, (i) recommending
		responsibilities, powers and	directors' compensation to the Board, (ii) developing and
		operation of the compensation	recommending management compensation policies,
		committee.	programs and levels to the Board to make sure they are
aligned with shareholders' interests and corporate
performance, (iii) disclosing the Corporation's approach to
corporate governance and executive compensation, (iv)
developing performance objectives for the Chief Executive
Officer and assessing the Chief Executive Officer's
performance against them, and (v) reviewing succession
plans for executive officers of the Corporation.

To make its recommendation on directors' and executives'
compensation, the Compensation and Corporate
Governance Committee takes into account the types of
compensation and the amounts paid to directors and
officers of comparable publicly traded Canadian
companies. The charter of the Compensation and
Corporate Governance Committee can be found on the
Corporation's website at www.northgateminerals.com.

	GOVERNANCE DISCLOSURE	COMMENTS
GUIDELINE UNDER NI 58-101

	(d) If a compensation consultant or	The Corporation employed an independent consultant to
	advisor has, at any time since the	assist in determining its compensation parameters during
	beginning of the issuer's most	the financial year ended December 31, 2005. Mr. Roger
	recently completed financial year,	Gurr, an independent compensation consultant with over 30
	been retained to assist in	years of experience including a practice specializing in the
	determining compensation for any	resource sector, has been retained to review market trends,
	of the issuer's directors and officers,	compensation and human resources and to recommend
	disclose the identity of the	compensation levels for directors and senior officers. The
	consultant or advisor and briefly	Compensation and Corporate Governance Committee
	summarize the mandate for which	reviews Mr. Gurr's report and recommends to the Board
	they have been retained. If the	appropriate mid-point levels of compensation. Mr. Gurr
	consultant or advisor has been	performs no other assignments for the Corporation.
retained to perform any other work
for the issuer, state that fact and
briefly describe the nature of the
work.

8.	Other Board Committees

	If the Board has standing committees other	In addition to the Audit Committee and the Compensation
	than the audit, compensation and	and Corporate Governance Committee, the Board has a
	nominating committees, identify the	Health, Safety and Environmental Committee. The
	committees and describe their function.	members of this committee are Klaus V. Konigsmann
(Chair), C. William Daniel, O.C., Keith C. Hendrick and
Kenneth G. Stowe (ex-officio). Three of the four members
of this committee are independent directors. Kenneth G.
Stowe is not an independent director because of his position as President and Chief Executive Officer of the
Corporation. The Health, Safety and Environment
Committee's is responsible for monitoring the
Corporation's ongoing commitment to its principles and
policies regarding health, safety, environmental and
sustainability matters. The committee reviews the
information systems, assessment procedures, and, if
necessary, remedial procedures to ensure that the
Corporation's operations are in compliance with health,
safety and environmental laws and regulations. The charter
of the Health, Safety and Environmental Committee can be
found on the Corporation's website at
www.northgateminerals.com.

	GOVERNANCE DISCLOSURE	COMMENTS
GUIDELINE UNDER NI 58-101

9.	Assessments

	Disclose whether or not the Board, its	The Compensation and Corporate Governance Committee
	committees and individual directors are	evaluates the effectiveness of the Board, committees and
	regularly assessed with respect to their	individual directors. The committee, with the assistance of
	effectiveness and contribution. If	an outside consultant, surveys directors to provide feedback
	assessments are regularly conducted,	on the effectiveness of the Board. An outside consultant
	describe the process used for the	compiles the results to ensure confidentiality. The
	assessments. If assessments are not	committee assesses the operation of the Board and the
	regularly conducted, describe how the	committees, the adequacy of information given to directors,
	Board satisfies itself that the Board, its	communication between the Board and management and
	committees, and its individual directors are	the strategic direction and processes of the Board and
	performing effectively.	committees. The committee recommends changes to
enhance the performance of the Board based on the survey
feedback and director interviews.

SCHEDULE B

NORTHGATE MINERALS CORPORATION
MANDATE OF THE BOARD OF DIRECTORS

1.              GENERAL MANDATE

The primary responsibility of the Board of Directors is to foster the long term success of Northgate Minerals Corporation (the "Corporation") consistent with its fiduciary responsibility to the shareholders to maximize shareholder value and provide strategic oversight.

The Board of Directors has responsibility for the stewardship of the Corporation consistent with their powers and responsibilities under the Business Corporations Act (British Columbia) and other statutory and legal requirements generally applicable to directors of a business that is also a reporting issuer for securities purposes in Canada and is listed on the Toronto Stock Exchange.

2.              IMPLEMENTATION

In order to carry out such stewardship, the Board of Directors:

(a)    provides leadership and vision to supervise the management of the business and affairs of the Corporation;

(b)    approves, and monitors the implementation of the Corporation's long-term strategy including the strategy for each entity in which the Corporation has a significant ownership interest;

(c)    reviews and approves significant strategic investments, divestitures and alliances;

(d)    identifies matters that require prior approval of the Board;

(e)    identifies and assesses the principal risks inherent in the business activity of the Corporation as a whole and its investment in any major operating entity;

(f)    undertakes succession planning and approves the appointment of senior executives of the Corporation, reviewing their performance against the objective of maximizing shareholder value, measuring their contribution to that objective and overseeing the compensation policies and investment participation for those executives;

(g)    oversees the Disclosure Committee of the Corporation which has direct responsibility for the public disclosure policy and, prior to issuance, major shareholder communication;

(h)    establishes and monitors the codes, charters, mandates, policies and practices of the Corporation;

(i)   reviews the financial performance and reporting of the Corporation and assesses the integrity of the Corporation's internal control and management information systems;

(j)   reviews and monitors the corporate governance practices and continuous disclosure of the Corporation as well as measures for receiving shareholder feedback;

(k)   assesses the performance of the Board of Directors both individually and as a whole;

(l)    to the extent feasible, satisfies itself as to the integrity of the CEO and other executive officers and ensures that the CEO and other executive officers create a culture of integrity throughout the Corporation;

(m)  sets out expectations and responsibilities of directors, including their basic duties and responsibilities with respect to attendance at Board meetings and advance review of meeting materials;

(n)   has developed clear position descriptions for the Chair of the Board, the Lead Director and the Chair of each Board committee;

(o)   has developed a clear position description for the CEO, which includes delineating management's responsibilities;

(p)    reviews and approves the corporate goals and objectives that the CEO is responsible for meeting; and

(q)    ensures that all new directors receive a comprehensive orientation that allows the new director to fully understand the role of the Board and its committees, the nature and operation of the business as well as the individual contributions directors are expected to make.

In carrying out its responsibilities, the Board has adopted a code of business conduct and ethics to govern the behaviour of directors, officers and employees of the Corporation. The Board will monitor the compliance with such code and, should any material waivers be granted to any person, the Board will, as a matter of policy, cause this to be disclosed in the next ensuing quarterly or annual report of the Corporation.

The Board will establish its own codes, charters, mandates, policies and practices from time to time as may be necessary or advisable consistent with best practices, standards and corporate governance.

The Board will meet on at least a quarterly basis and will hold additional meetings as required or appropriate to deal with long-term strategic planning or other issues. Financial and other information will be made available to members of the Board of Directors several days in advance of Board meetings in order to assure effectiveness of action at such meetings. Directors will all be encouraged to attend meetings in person wherever feasible. Attendance at meetings will be recorded in the minutes of the meetings.

Each of the Directors is expected to agree to an evaluation of his or her individual performance as well as to a review of the collective performance of the Board of Directors as a whole. Directors will be required to exercise their duties and responsibilities in a manner that is consistent with this mandate and with the best interests of the Corporation and its shareholders generally.

The Board will have the responsibility for the identification of prospective nominees to the Board, establishment and oversight of the performance of its committees, the appointment of members to serve on such committees and approval of their compensation.

3.              RESOURCES

The Board of Directors will have the authority to retain legal, accounting and other consultants to advise it. The Board may request any officer or employee of the Corporation or its outside counsel or the external auditors to attend any meeting of the Board or to meet with any members of, or consultants to, the Board.

An individual director will be permitted to engage an outside advisor at the expense of the Corporation where for example he or she is placed in a conflict position through activities of the Corporation, but any such engagement will be subject to the prior approval of the Board or the Chair of the Audit Committee.